Exhibit 99
                                                                      ----------

SEACOR LOGO
                                                                   PRESS RELEASE



          SEACOR COMPLETES ACQUISITION OF GILBERT CHERAMIE BOATS, INC.
                              AND RELATED COMPANIES

HOUSTON, TEXAS
February 23, 2001

FOR IMMEDIATE RELEASE -- SEACOR SMIT Inc. (NYSE:CKH) announced today that it had completed the acquisition of all of the issued share capital of Gilbert Cheramie Boats, Inc. and related companies. The transaction involved purchase consideration of approximately $62 million paid in cash for all shares of voting and non-voting stock of the companies.

Gilbert Cheramie Boats, Inc. is based in Golden Meadow, Louisiana, and their fleet is dedicated to serving the oil and gas industry in the Gulf of Mexico. The companies own one newly delivered offshore supply vessel, fourteen mini-supply vessels (half of which were delivered within the last five years) and eight utility vessels. In addition, another offshore supply vessel is under construction and scheduled for delivery in April 2001.

SEACOR SMIT and its subsidiaries engage in two primary activities (i) operation of a diversified fleet of marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the US Gulf of Mexico, offshore West Africa, the North Sea, the Far East, Latin America, and other foreign regions and (ii) provision of environmental services domestically and internationally, including marine oil spill response, training, and consulting.

For additional information, contact Milt Rose at (713) 782-5990 or Randall Blank at (212) 307-6633 or visit SEACOR's website at www.seacormarine.com.